EXHIBIT 99.1


THE FOLLOWING IS THE TEXT OF A PRESS RELEASE ISSUED BY PANAMERICAN BEVERAGES, INC. ON APRIL 28, 2003:


           PANAMCO SHAREHOLDERS APPROVE MERGER WITH COCA-COLA FEMSA





MIAMI, FL, APRIL 28, 2003 - Panamerican Beverages, Inc. ("Panamco") (NYSE: PB) announced today that its stockholders have approved the merger of Panamco with Coca-Cola FEMSA, S. A. de C.V. ("Coca-Cola FEMSA"). The proposed transaction was approved in a special meeting that took place earlier today by all classes of Panamco stock as required by the merger agreement between the two companies. The merger remains subject to the satisfaction or waiver of other conditions, including the disbursement of acquisition funding by lenders to Coca-Cola FEMSA. Assuming all other conditions are satisfied, the transaction is expected to close on May 6, 2003.

In December 2002, Panamco, Fomento Economico Mexicano, S.A. de C.V. and Coca-Cola FEMSA announced a definitive agreement for Coca-Cola FEMSA to acquire Panamco in a transaction valued at $3.6 billion. The combined company, which will continue to operate under the Coca-Cola FEMSA name, will be the leading bottler of Coca-Cola products in Latin America, and the world's second largest Coca-Cola bottler.

Panamco is the largest soft drink bottler in Latin America and one of the three largest bottlers of Coca-Cola products in the world. The Company produces and distributes substantially all Coca-Cola soft drink products in its franchise territories in Mexico, Guatemala, Nicaragua, Costa Rica, Panama, Colombia, Venezuela and Brazil, along with bottled water, beer and other beverages in some of these territories. Panamco is an anchor bottler of The Coca-Cola Company.

FORWARD LOOKING STATEMENT

Statements made in this press release that are not historical in nature may include "forward-looking statements" within the meaning of U.S. federal securities laws, including statements related to anticipated future earnings and cost savings. Such statements, estimates, and projections reflect various assumptions by Panamco's management concerning anticipated results and are subject to significant business, economic and competitive uncertainties and



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contingencies, many of which are beyond Panamco's control. Factors that could cause Panamco's actual results to differ include, but are not limited to, changes in the soft drink business environment (including actions of competitors and changes in consumer preference), changes in governmental laws and regulations (including income and excise taxes), currency fluctuations, market demand for new and existing products and raw material prices. Accordingly, Panamco cannot assure that such statements, estimates and projections will be realized. The forecasts and actual results will likely vary and those variations may be material. Panamco makes no representation or warranty as to the accuracy or completeness of such statements, estimates or projections contained in this press release or that any forecast contained herein will be achieved. Panamco undertakes no obligation to update such statements, estimates or projections. Information concerning such factors is contained in Panamco's Registration Statement on Form S-8, dated July 23, 2001, its Annual Report on Form 10-K for the year ended December 31, 2002, and other documents since filed by Panamco with the U.S. Securities and Exchange Commission (the "SEC"), all of which are available from the SEC.



Contacts:         Laura I. Maydon               Matt Benson / Kara Findlay
                  Panamerican Beverages, Inc.   Citigate Sard Verbinnen
                  305/929-0867                  212/687-8080






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